UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 21, 2007 (August 15, 2007)

Momenta Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-50797	04-3561634
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 West Kendall Street, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

(617) 491-9700

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Richard P. Shea Compensation Matters

On August 15, 2007, the Compensation Committee and the Executive Compensation Committee (the “Committees”) of the Board of Directors of Momenta Pharmaceuticals, Inc. (the “Company”), in connection with Richard P. Shea’s promotion from Vice President and Chief Financial Officer to Senior Vice President and Chief Financial Officer, awarded Mr. Shea 15,000 shares of restricted common stock, $0.0001 par value per share (the “Common Stock”), pursuant to the Company’s 2004 Stock Incentive Plan, as amended, and subject to a restricted stock agreement to be entered into between the Company and Mr. Shea.  Pursuant to the restricted stock agreement, 25% of the shares of restricted Common Stock shall vest on August 15, 2008 and an additional 6.25% of the shares of restricted Common Stock shall vest at the end of each three-month period thereafter.  Additionally, the Committees awarded Mr. Shea an incentive stock option under the Company’s 2004 Stock Incentive Plan, as amended, to purchase 15,000 shares of Common Stock with an exercise price equal to $10.41 per share, the last sale price of the Common Stock on the NASDAQ Global Market on August 15, 2007.  This stock option vests as to 6.25% of the shares thereunder on November 15, 2007 and as to an additional 6.25% of the shares at the end of each three-month period thereafter.

Also in connection with Mr. Shea’s promotion, the Committees increased the annual base salary and annual target bonus percentage for Mr. Shea to $270,000 and 35% of base salary, respectively.  Such base salary increase is effective as of July 13, 2007, and the 35% target bonus percentage shall apply to bonus awards paid to Mr. Shea with respect to his service to the Company during and after 2007.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MOMENTA PHARMACEUTICALS, INC.

	By:	/s/ Craig A. Wheeler
Craig A. Wheeler
Date: August 21, 2007		President and Chief Executive Officer